COMMERCIAL LEASE AND DEPOSIT RECEIPT

RECEIVED FROM __________________ __ RICK BJORKLUND & SAM SIBALA DBA AERONETWORKS _____________________________________

hereinafter referred to as LESSEE, the sum of $_500.00 (FIVE HUNDRED DOLLARS)_________________________________________ _________ __

evidenced by CK #_______ ,as a deposit which upon acceptance of this lease, shall belong to JCI, LLC hereinafter referred to as Lessor and shall be applied as follows:

	RECEIVED	PAYABLE UPON OCCUPANCY
Rent from the period from MAY 1st 2013 to MAY 31st 2013	$ ________	$ 423______
Second month's rent	$ ________	$ ________
Security Deposit	$ 500______	$ ________
Other……………………Last Month’s Rent	$ ________	$ ________
TOTAL	$ 500______	$ 423______

In the event that this lease is not accepted by the Lessor within 15 business days, the total deposit received shall be refunded. Lessee hereby offers to lease from Lessor the premises situated in the City of Tulsa, State of Oklahoma, described as 9710 E. 55th Pl, Tulsa, OK 74146____upon the following TERMS AND CONDITIONS:

1. TERM: The term hereof shall commence on ____MAY 1st 2013 and expire on ___APRIL 30th 2014__

2. RENT: Lessee agrees to pay $_423.00 per calendar month for rental, without offset or deduction payable in advance and without any grace period at the Lessor's office, 10901 S. Memorial Dr., Tulsa, OK 74133.

Rent is $__423.00__ per month to be paid on or before the 1st day of each month. This agreement is for a __12 (TWELVE) month period totaling

$5,076.00 (Five Thousand Seventy Six Dollars & 00/100) in rentals. Upon expiration of this Lease, Lessor reserves the right to increase rent and shall notify Lessee by giving a thirty (30) day written notice. Lessee's right to possession and all of Lessor's obligations hereunder are expressly contingent on the prompt payment of rent, and the use of the premises by Lessee is obtained only on the condition that rent is paid on time. Payment of rent shall be an independent covenant, and all monies received by Lessor shall be applied first to no rent items, then to rent. At Lessor's option, Lessor may require that all rent and other sums be paid in either cash, money order, or one monthly check rather than multiple checks.

3. SECURITY DEPOSIT: Lessee agrees that the security deposit under this Agreement shall be $500.00 (the "Security Deposit"). The Security Deposit, less deductions for cleaning repair, replacement, maintenance and administrative costs shall be returned to Lessee only after all of the following conditions are satisfied: (i) this lease must have expired in accordance with its terms without default by Lessee and Lessee shall have vacated the premises on or before the termination date; (ii) Lessee shall have given the required THIRTY (30) DAYS WRITTEN NOTICE to Lessor prior to the termination date; (iii) Lessee shall have left a forwarding address with Lessor; (iv) the premises including all fixtures shall have been cleaned thoroughly by Lessee; (v) Lessor shall have determined by inspection that no repairs or replacements are necessary beyond those caused by ordinary wear and tear to the premises and its fixtures. Lessee agrees that if any of the conditions are not satisfied, Lessor may deduct from the Security Deposit cost of repairs and apply any remaining balance of the Security Deposit to any rentals due under this Lease. Repair costs are in addition to any rental due hereunder, and if said costs exceed the Security Deposit balance, Lessee agrees to reimburse Lessor for the excess. Lessee shall remain liable for any amounts due hereunder in excess of the Security Deposit. It is understood that the Security Deposit does not constitute advance payment of rent or a limitation of Lessor's damages in the event of default by Lessee. Under Oklahoma law, LESSEE MAY NOT DEDUCT OR APPLY THE SECURITY DEPOSIT TO ANY RENTALS DUE UNDER THE LEASE INCLUDING THE LAST MONTH'S RENT.

4. LIQUIDATED DAMAGES: Because of the unique nature of the damage which will be sustained by the Lessor by the failure of the Lessee to pay rentals by the 4th day following rental due date, and the difficulty or impossibility to ascertain the actual amount of these damages, Lessee agrees to pay certain liquidated damages to Lessor in the amount of ten percent (10%) of one month's rent on the 5th day following rental due date. If payment for the rental is paid by a check which is subsequently dishonored, it shall be understood that the Lessor will sustain damages also unique and difficult or impossible to ascertain. In this case, Lessee shall pay to Lessor the amount of $25.00 liquidated damages for each dishonored check. Payment of any liquidated damages is in addition to all other amounts due hereunder and shall in no event alter the due date of rent or constitute a waiver of any Lessor's rights to other damages hereunder.

5. USE: The premises are to be used for the operation of __Cellular/Multimedia Sales ___and for no other purpose, without prior written consent of Lessor.

6. USES PROHIBITED: Lessee shall not use any portion of the premises for purposes other than those specified hereinabove, and no use shall be made or permitted to be made upon the premises, nor acts done, which will increase the existing rate of insurance upon the property, or cause cancellation of insurance policies covering said property. Lessee shall not conduct or permit any sale by auction on the premises. Lessee shall not use outside area for storage of any kind. Lessee shall make no cosmetic alterations (i.e. painting; addition or removal of walls, doors, fixtures, etc.) without the written consent of Lessor. Lessee is expressly prohibited from using spray paint, lacquer, or any other type aerosol or volatile chemical which may be deemed a safety or health hazard. Lessee shall not perform, or permit to be performed, any type automotive mechanical or body work inside or outside of leased unit. Lessee shall not leave, nor permit to be left, any inoperable vehicle, boat, or trailer on the parking lot. Lessee shall not place, nor permit to be placed, any vehicle, boat or trailer on the parking lot for the express purpose of sale. Lessee shall not keep animals in or on the premises. Lessee shall not place, nor permit any items on roof top or allow anyone to access the roof without written permission from the Landlord.

7. ASSIGNMENT AND SUBLETTING: Lessee shall not assign this lease or sublet any portion of the premises without prior written consent of the Lessor, which shall not be unreasonably withheld. Any such assignment or subletting without consent shall be void and , at the option of the Lessor, may terminate this Lease.

8. ORDINANCES AND STATUTES: Lessee shall comply with all statutes, ordinances and requirements of all municipal, state and federal authorities now in force, or which may hereafter be in force, pertaining to the premises, occasioned by or affecting the use thereof by Lessee. The commencement or tendency of any state or federal court abatement proceeding affecting the use of the premises shall, at the option of the Lessor, be deemed a breach hereof.

9. MAINTENANCE, REPAIRS, ALTERATIONS: Lessee acknowledges that the premises are in good order and repair, unless otherwise indicated herein. Lessee shall, at his own expense and at all times, maintain the premises in good and safe condition, including plate glass, exposed electrical wiring, exposed plumbing and heating installations and any other system or equipment upon the premises and shall surrender the same, at termination hereof, in as good condition as received, normal wear tear excepted. Lessee shall be responsible for all repairs required, excepting the N/A , which shall be maintained by Lessor. Lessee shall also maintain in good condition such portions adjacent to the premises, such as sidewalks, driveways, lawns and shrubbery, which would otherwise be required to be maintained by Lessor. Lessee shall keep sidewalks and walkways free from debris and furniture.

No improvement or alteration of the premises shall be made without the prior written consent of Lessor. Prior to the commencement of any substantial repair, improvement or alteration, Lessee shall give Lessor at least seven (7) days written notice in order that Lessor may post appropriate notices to avoid any liability for liens.

10. ENTRY AND INSPECTION: Lessee shall permit Lessor or Lessor's agents to enter upon the premises at reasonable times and upon reasonable notice, for the purpose of inspecting the same, and will permit Lessor at any time within sixty (60) days prior to the expiration of this lease, to place upon the premises any usual "To Let" or "For Lease" signs, and permit persons desiring to lease the same to inspect the premises thereafter.

11. INDEMNIFICATION OF LESSOR: Lessor shall not be liable for any damage or injury to Lessee, or any other person, or to any property, occurring on the demised premises or any part thereof, and Lessee agrees to hold Lessor harmless from any claims for damages, no matter how caused.

12. POSSESSION: If Lessor is unable to deliver possession of the premises at the commencement hereof, Lessor shall not be liable for any damage caused thereby, nor shall this lease be void or voidable, but Lessee shall not be liable for any rent until possession is delivered. Lessee may terminate this lease if possession is not delivered within __30__ days of the commencement of the term hereof..

13. INSURANCE: Lessee, at his expense, shall maintain plate glass, public liability and property damage insurance insuring Lessee and Lessor with minimum coverage as follows: _____Liability Insurance and Plate Glass____. Lessee shall provide Lessor with a Certificate of Insurance showing Lessor as additional insured. The Certification shall provide for a ten-day written notice to Lessor in the event of cancellation or material change of coverage.

To the maximum extent permitted by insurance policies which may be owned by Lessor or Lessee and Lessor, for the benefit of each other, waive any and all rights of subrogation which might otherwise exist.

14. UTILITIES: Lessee agrees that he shall be responsible for the payment of all utilities, including, gas, electricity, heat and other services delivered to the premises with the exception of trash and water which will be paid by LESSOR.

15. SIGNS: Lessor reserves the exclusive right to the roof, side and rear walls of the Premises. Lessee shall not construct any projecting sign or awning without the prior written consent of Lessor which consent shall not be unreasonably withheld.

16. ABANDONMENT OF PREMISES: Lessee shall not vacate or abandon the premises at any time during the time hereof, and if Lessee shall abandon or vacate the premises, or be dispossessed by process of law, or otherwise , any personal property belonging to Lessee left upon the premises shall be deemed to be abandoned, at the option of Lessor.

17. CONDEMNATION: If any part of the premises shall be taken or condemned for public use, and as a part thereof remains which is susceptible of occupation hereunder, this lease shall, as to the part taken, terminate as of the date the condemner acquires possession, and thereafter Lessee shall be required to pay such proportion of the rent for the remaining term as the value of the premises remaining bears to the total value of the premises at the date of condemnation; provided however, that Lessor may at his option, terminate this lease as of the date the condemner acquires possession. In the event that the demised premises are condemned in whole, or that such portion is condemned that

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the remainder is not susceptible for use hereunder, this lease shall terminate upon the date upon which the condemner acquires possession. all sums which may be payable on account of any condemnation shall belong to the Lessor, and Lessee shall be entitled to retain any amount awarded to him for his trade fixtures or moving expenses.

18. TRADE FIXTURES: Any and all improvements made to the premises during the term hereof shall belong to the Lessor, except trade fixtures of the Lessee. Lessee may, upon termination hereof, remove all his trade fixtures, but shall repair or pay for all repairs necessary for damages to the premises occasioned by removal.

19. DESTRUCTION OF PREMISES: In the event of partial destruction of the premises during the term hereof, from any cause, Lessor shall forthwith repair the same, provided that such repairs can be made within sixty (60) days under existing governmental laws and regulations, but such partial destruction shall not terminate this lease, except that Lessee shall be entitled to a proportionate reduction of rent while such repairs are being made, based upon the extent to which the making of such repairs shall interfere with the business of Lessee on the premises. If such repairs cannot be made within said sixty (60) days, Lessor, at his option, may make the same within a reasonable time, this lease continuing in effect with the rent proportionately abated as aforesaid, and in the event that Lessor shall not elect to make such repairs which cannot be made within sixty (60) days, this lease may be terminated at the option of either party.

In the event that the building in which the demised premises may be situated is destroyed to an extent of not less than one third of the replacement costs thereof, Lessor may elect to terminate this lease whether the demised premises be injured or not. A total destruction of the building in which the premises may be situated shall terminate this lease.

In the event of any dispute between Lessor and Lessee with respect to the provisions hereof, the matter shall be settled by arbitration in such a manner as the parties may agree upon, or if they cannot agree, in accordance with the rules of the American Arbitration Association.

20. INSOLVENCY: In the event that a receiver shall be appointed to take over the business of the Lessee, or in the event that the Lessee shall make a general assignment for the benefit of creditors, or Lessee shall take or suffer any action under any insolvency or bankruptcy act, the same shall constitute breach of this lease by Lessee.

21. REMEDIES OF OWNER ON DEFAULT: In the event of any breach of this lease by Lessee, Lessor may, at his option, terminate the lease and recover from Lessee: (a) the worth at the time of award of the unpaid rent which was earned at the time of termination; (b) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of the award exceeds the amount of such rental loss that the Lessee proves could have been reasonably avoided; (c) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Lessee proves could be reasonably avoided; and (d) any other amount necessary to compensate Lessor for all detriment proximately cause by Lessee's failure to perform his obligations under the lease or which in the ordinary course of things would be likely to result there from.

Lessee may, in the alternative, continue this lease in effect, as long as Lessor does not terminate Lessee's right to possession, and Lessor may enforce all his rights and remedies under the lease, including the right to recover the rent as it becomes due under the lease. If said breach of lease continuers, Lessor may, at any time thereafter, elect to terminate the lease.

Nothing contained herein shall be deemed to limit any other rights or remedies which Lessor may have.

22. ATTORNEY'S FEES: In case suit should be brought for recovery of the premises, or for any sum due hereunder, or because of any act which may arise out of the possession of the premises, by either party, the prevailing party shall be entitled to all costs incurred in connection with such action, including a reasonable attorney's fee.

23. WAIVER: No failure of Lessor to enforce any term hereof shall to be a waiver.

24. NOTICES: Any notice which either party may or is required to give, including and foremost Lessee's thirty (30) day written notice of intent to vacate, shall be given by mailing the same, postage prepaid, to Lessor at the address shown below, or to Lessee at the premises, or at such other places as may be designated by the parties from time to time.

25. HOLDING OVER: Any holding over after the expiration of this lease, with the consent of Lessor, shall be construed as a month-to-month tenancy at a rental of

$475.00 (Four Hundred Seventy Five & 00/100) per month, otherwise in accordance with the terms hereof, as applicable.

26. TIME: Time is the essence of this lease.

27. HEIRS, ASSIGNS, SUCCESSORS: This lease is binding upon and insures to the benefit of the heirs, assigns and successors in interest to the parties.

28. TAX INCREASE: In the event there is any increase during any year of the term of this lease in the City, County or State real estate taxes over and above the amount of such taxes assessed for the tax year during which the term of this lease commences, whether because of increased rate or valuation, Lessee shall pay to Lessor upon presentation of paid tax bills an amount equal to 0 % of the increase in taxes upon the land and building in which the leased premises are situated. In the event that such taxes are assessed for a tax year extending beyond the term of the lease, the obligation of Lessee shall be proportionate to the portion of the lease term included in such year.

SPECIAL CONDITIONS:

Adequate parking has been provided for each unit directly in front of said unit. Any additional space needed must be negotiated with neighboring units.

Trash containers are provided tenants for disposal of office trash only. Tenants who overload containers will be assessed a fee to cover cost of additional dumping.

ENTIRE AGREEMENT: The foregoing constitutes the entire agreement between the parties and may be modified only by a writing signed by both parties. The following Exhibits, if any, have been made a part of this lease before the parties' execution hereof: SEE SUPPLEMENTAL

DATED: 19 April 2013	DATED: 19 April 2013

X __LESSEE	__________ AGENT BRANDON REDDEN

X __LESSEE	JCI, LLC___________LESSOR
6802 S. Florence Ave. Tulsa, OK 74136	LEASING OFFICE
4731 S. 69th E. Ave. Tulsa, OK 74145	10901 S. MEMORIAL
918-794-3746 or 918-269-8491 PHONE	TULSA, OK 74133
918-369-1206 x 102

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